Exhibit k(3)

Form of Expense Support Agreement

This Expense Support Agreement (the “Agreement”) is entered into this 10th day of August 2016, by and between Sierra Total Return Fund (the “Fund”) and STRF Advisors LLC (the “Advisor”).

WHEREAS, the Fund is a newly organized Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund; and

WHEREAS, the Fund and the Advisor have determined that it is appropriate and in the best interests of the Fund to limit the Fund’s operating expenses until the Fund has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Effective as of August 10, 2016, and continuing until at least the one year anniversary of the effective date of the Fund’s registration statement, the Advisor agrees to reimburse the Fund for expenses the Fund incurs, but only to the extent that the Advisor’s management fees payable by the Fund plus the Fund’s ordinary annual operating expenses (exclusive of any taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, such as litigation or reorganization costs, but inclusive of organizational costs and offering costs) exceed 1.91%, 2.66%, and 2.41% per annum of the Fund’s average daily net assets attributable to Class A, Class T, and Class I shares, respectively. Any reimbursement by the Advisor is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred. For the avoidance of doubt, if this Agreement expires pursuant to its terms, the Advisor shall maintain its right to repayment for any reimbursements it has made under this Agreement.

Following the initial term of this Agreement (as set forth above) the Advisor may elect, in its sole discretion, to offer to continue this Agreement for successive quarterly periods. Any such continuance must be approved by a majority of the Board of Trustees of the Fund (the “Board”), including a majority of the trustees that are not “interested persons” of the Fund, as such term is defined under the Investment Company Act of 1940, as amended (the “Independent Trustees”).

Furthermore, this Agreement may not be terminated by the Advisor, but may be terminated by a majority of the Board, including a majority of the Independent Trustees, on written notice to the Advisor. This Agreement will automatically terminate, with respect to the Fund if the Advisor is provided with notice of the Fund’s intent to terminate the Investment Management Agreement by and between the Fund and the Advisor, and such termination of this Agreement will be effective upon the date that the Advisor receives such notice. For the avoidance of doubt, after any termination of this Agreement, the Advisor shall maintain its right to repayment for any reimbursements it has made under this Agreement. Following any such termination of this Agreement, the Fund agrees to pay the Advisor an amount equal to all of the reimbursements paid by the Advisor to the Fund within three years prior to the date of such termination, and that have not been previously reimbursed by the Fund to the Advisor, and such repayment shall be made by the Fund to the Advisor not later than thirty days after such date.

This Agreement and all rights and obligations hereunder may not be assigned without the prior written consent of the other party.

Miscellaneous

(a)          The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws provisions) and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter two, as applicable, shall control. Further, nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restatement Agreement and Declaration of Trust or Bylaws, as each may be amended or restated from time to time, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

(c)          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)          The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisor.

(e)          This Agreement may only be amended in writing, and by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

STRF ADVISORS LLC

By:
Name:	Richard T. Allorto, Jr.
Title:	Chief Financial Officer

SIERRA TOTAL RETURN FUND

By:
Name:	Seth Taube
Title:	Trustee